  September 2011

Pricing Sheet dated September 26, 2011 relating to

Preliminary Terms No. 45 dated August 24, 2011

Registration Statement No. 333-155535

Filed pursuant to Rule 433

Structured Investments

Opportunities in U.S. Equities

PLUS Based on the Value of the S&P 500® Index due October 31, 2012

Performance Leveraged Upside SecuritiesSM

PRICING TERMS – SEPTEMBER 26, 2011
Issuer:	JPMorgan Chase & Co.
Maturity date:	October 31, 2012, subject to adjustment for certain market disruption events and as described under “Description of PLUS — Payment at Maturity” in the accompanying product supplement no. MS-9-A-II.
Underlying index:	S&P 500® Index
Aggregate principal amount:	$13,233,600
Payment at maturity:	If the final index value is greater than the initial index value, for each $10 stated principal amount PLUS,
$10 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
If the final index value is less than or equal to the initial index value, for each $10 stated principal amount PLUS,
$10 x index performance factor
This amount will be less than or equal to the stated principal amount of $10 per PLUS.
Leveraged upside payment:	$10 x leverage factor x index percent increase
Index percent increase:	(final index value – initial index value) / initial index value
Initial index value:	1162.95, the index closing value on the pricing date
Final index value:	The index closing value on the valuation date
Valuation date:	October 26, 2012, subject to adjustment for non-trading days or certain market disruption events and as described under “Description of PLUS — Payment at Maturity” in the accompanying product supplement no. MS-9-A-II.
Leverage factor:	300%
Index performance factor:	final index value / initial index value
Maximum payment at maturity:	$12.025 (120.25% of the stated principal amount) per PLUS
Stated principal amount:	$10 per PLUS
Issue price:	$10 per PLUS (see “Commissions and issue price” below)
Pricing date:	September 26, 2011
Original issue date:	September 29, 2011 (3 business days after the pricing date)
CUSIP / ISIN:	46636T820 / US46636T8201
Listing:	The PLUS will not be listed on any securities exchange.
Agent:	J.P. Morgan Securities LLC (“JPMS”)
Commissions and issue price:	Price to Public(1)(2)	Fees and Commissions(2)(3)	Proceeds to Issuer
Per PLUS	$10.00	$0.20	$9.80
Total	$13,233,600	$264,672	$12,968,928
(1)	The price to the public includes the estimated cost of hedging our obligations under the PLUS through one or more of our affiliates, which includes our affiliates’ expected cost of providing such hedge as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. For additional related information, please see “Use of Proceeds” beginning on PS-38 of the accompanying product supplement no. MS-9-A-II.
(2)	The actual price to public and commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of PLUS purchased by that investor. The lowest price payable by an investor is $9.925 per PLUS. Please see “Syndicate Information” on page 5 of the accompanying preliminary terms for further details.
(3)	JPMS, acting as agent for JPMorgan Chase & Co., received a commission of $0.20 per $10 stated principal amount PLUS and used all of that commission to allow selling concessions to Morgan Stanley Smith Barney LLC. See “Underwriting (Conflicts of Interest)” beginning on page PS-130 of the accompanying product supplement no. MS-9-A-II.

The PLUS are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the preliminary terms describing the offering, related product supplement no. MS-9-A-II, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Preliminary Terms No. 45 dated August 24, 2011:
http://www.sec.gov/Archives/edgar/data/19617/000089109211005688/e45023fwp.pdf

Product supplement no. MS-9-A-II dated March 7, 2011:
http://www.sec.gov/Archives/edgar/data/19617/000089109211001580/e42540_424b2.pdf

Prospectus supplement dated November 21, 2008:
http://www.sec.gov/Archives/edgar/data/19617/000089109208005661/e33600_424b2.pdf

Prospectus dated November 21, 2008:
http://www.sec.gov/Archives/edgar/data/19617/000089109208005658/e33655_424b2.pdf

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free (800) 869-3326.

“Standard & Poor’s®,” “S&P ®,” “S&P 500®” and “Standard & Poor’s 500” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by JPMorgan Chase & Co. The PLUS are not sponsored, endorsed, sold or promoted by The McGraw-Hill Companies, Inc., and The McGraw-Hill Companies, Inc. makes no representation regarding the advisability of investing in the PLUS.

“Performance Leveraged Upside SecuritiesSM” and “PLUSSM” are service marks of Morgan Stanley